Exhibit 10.28

Riverbed Technology, Inc.

501 Second Street

Suite 410

San Francisco, Ca 94107

January 21, 2004

Mr. Randy Gottfried

Dear Randy,

I have enjoyed our conversations and I strongly believe that you would make an important contribution to the success and growth of Riverbed Technology, Inc (the “Company”). With that in mind, I am pleased to offer you the position of Vice President of Finance and Chief Financial Officer, reporting directly to me. Your starting annual salary will be $170,000, payable semi-monthly. You will be eligible to participate in the Company bonus plan when and if it is established after we achieve FCS revenue. Your expected starting date would be as mutually agreed, currently contemplated as February 9th. You will be eligible for all the benefits the Company normally provides to its full time employees.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. If the Company is subject to a change of control and you are subject to an involuntary termination within 12 months following such change in control, then the vesting on 50% of your option to purchase shares will accelerate.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States as required by the United States Immigration and Control Act (IRCA). Such documentation must be provided to us with three (3) business days of the date of hire, or our employment relationship with you may be terminated.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration to be held in Santa Clara County, California, in accordance with the employment dispute resolution rules of JAMS/Endispute then in effect. However, we agree that this arbitration provision shall not apply to any dispute or claim relating to, or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You will be required to sign an employee Proprietary Information And Inventions Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supercede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

This offer, if not accepted, will expire at the close of business on January 27, 2004. I am personally looking forward to working with you here at NBT Technology. Welcome aboard!

Sincerely,	Agreed and Accepted:
Riverbed Technology, Inc.

/s/ Jerry M. Kennelly	/s/ Randy Gottfried	1/26/04
Jerry M. Kennelly CEO	Randy Gottfried	Date